Exhibit 10.6

SERVICES AGREEMENT

AGREEMENT NO. 37251400036-001

EFFECTIVE DATE: 8/1/2014

SERVICES AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	SERVICES		5

	2.1	Description of Services	5

	2.2	Supplements; Amendments	5

	2.3	Service Orders	6

	2.4	Revised Service Orders	6

	2.5	Limitations	6

	2.6	Commencement and Completion; Liquidated Damages	6

3.	CONTRACTOR’S RESPONSIBILITIES		7

	3.1	Standards	7

	3.2	Progress Reports	7

	3.3	Subcontractors	7

	3.4	Payments; Claims and Liens	7

	3.5	Materials	8

	3.6	Compliance with Laws	8

	3.7	Loss Prevention; Safety and Security; Environmental Policy	8

	3.8	Personnel	9

	3.9	Employee Relations	11

	3.10	Representations and Warranties	11

	3.11	Disclosure of Information and Maintenance of and Access to Records	12

	3.12	Compliance with Occupational Health and Safety Laws	12

	3.13	Compliance with Export Control Laws	13

	3.14	Hazardous Substances	13

	3.15	Human Rights Policy; Community Policy	14

4.	TAXES		14

	4.1	Taxes for Which Contractor is Responsible	14

	4.2	Taxes for Which Company is Responsible	15

	4.3	Withholding Taxes	17

	4.4	Tax Audits	17

	4.5	Indemnification	18

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	4.6	Contractor Responsible for Tax Compliance	18

5.	COMPANY’S RESPONSIBILITIES		19

	5.1	Work; Materials, Equipment, and Machinery	19

	5.2	Payment and Invoicing	19

	5.3	Reliance; Disposition of Money	20

6.	OBLIGATIONS OF BOTH PARTIES		20

	6.1	Recruitment of Personnel	20

	6.2	Indemnity	20

	6.3	Liability Limitations	22

7.	CONFIDENTIAL INFORMATION		22

	7.1	Non-Disclosure	22

	7.2	Use of Name and Publicity	22

	7.3	Injunctive Relief	22

8.	TERMINATION; DEFAULT; SUSPENSION		23

	8.1	Right to Terminate	23

	8.2	Submission of Invoices	23

	8.3	Contractor’s Rights Upon Termination	23

	8.4	Contractor’s Default and Company’s Remedies	23

	8.5	Suspension	24

9.	INSURANCE; PROPERTY DAMAGE		24

	9.1	Insurance	24

10.	RESOLUTION OF DISPUTES		26

	10.1	Covered Disputes	26

	10.2	Initiation of Procedures	26

	10.3	Negotiation Between Executives	26

	10.4	Proceed With Services	27

	10.5	Mediation	27

	10.6	Litigation	27

11.	MISCELLANEOUS		28

	11.1	Binding Agreement; No Third-Party Beneficiaries; No Assignment	28

	11.2	Qualification and Independence of Contractor	28

	11.3	Integration	28

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11.4	Governing Law; Jurisdiction and Venue; Service of Process	28

11.5	Modification of Contract Documents	29

11.6	Headings and Captions	29

11.7	Invalidity; Unenforceability	29

11.8	Remedies Cumulative	29

11.9	Waivers	29

11.10	Construction	29

11.11	Order of Priority	30

11.12	Notices	30

11.13	Consents and Approvals	30

11.14	Ethics and Prohibited Corrupt Practices	30

11.15	Survival	32

EXHIBITS

Exhibit A	Company Policies
Exhibit B	Form of Revised Service Order Request
Exhibit C	Form of Supplement

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SERVICES AGREEMENT

ANY VARIATION TO OR FROM THIS AGREEMENT MUST BE APPROVED BY THE FREEPORT-MCMORAN LEGAL DEPARTMENT.

This Services Agreement (this “Agreement”), dated as of 8/1/2014, is by and between Cyprus Tohono Corporation, with its principal place of business at 333 North Central Avenue, Phoenix, Arizona 85004, and Ensso Corporation, with its principal place of business at 5610 W MARYLAND AVE SUITE R, Glendale, AZ 85301.

RECITALS:

A.           This Agreement contains standard provisions applicable to a variety of contracts between Company and Contractor.

B.           At Company’s election, Company and Contractor from time to time may enter into Supplements and/or Service Orders, which are individual contracts for specific work. No party hereto will have any obligation or liability under this Agreement unless and until the parties execute a Supplement or issue and accept a Service Order as provided herein. Each Supplement and Service Order incorporates the terms of this Agreement by reference, as fully as if they were set forth in such Supplement and Service Order. Future use of this Agreement for any particular contract (i) will be within Company’s sole and absolute discretion, and (ii) will not create any right or presumption as to its continued use with respect to any other contract.

NOW, THEREFORE, in consideration of the covenants set forth herein and with the intent to be legally bound hereby, Company and Contractor agree as follows:

1.            DEFINITIONS

The following terms have the meanings set forth in this Section 1:

AAA is defined in Section 10.5(a).

Agreement is defined in the introductory paragraph.

Amendment means a written document executed by both parties that describes one or more modifications to this Agreement and/or a Supplement.

Applicable Jurisdictions means the United States, the country in which the Services are performed (if Services are performed outside of the United States), and the country in which the Project Site is located (if the Project Site is located outside of the United States).

Company means the Cyprus Tohono Corporation-related entity that executes a Supplement and/or issues a Service Order, as applicable.

Company Indemnified Parties is defined in Section 6.2(a).

Company Indemnified Party is defined in Section 6.2(a).

Company Property means any property owned by, leased to, or otherwise under the direct or indirect control of Cyprus Tohono Corporation or Company.

Company’s Safety and Security Policy is defined in Section 3.7(b).

Contact Person means the Company contact identified or designated as such in a Service Order who has responsibility for ordering and supervising the Services and receiving notices on behalf of Company.

Contract Documents means this Agreement, the applicable Supplement (if any), the applicable Amendments (if any), Service Orders, Revised Service Orders, exhibits, and schedules, and any and all approved plans, schedules, exhibits, designs, specifications, drawings, addenda, and modifications contemplated by a Supplement, Amendment, Service Order, or Revised Service Order.

Contract Sum means the amount set forth in a Service Order, including, but not limited to, authorized adjustments, that is based on the applicable Schedule of Charges and is the total amount payable by Company to Contractor for performance of the Services described in such Service Order.

Contractor means the Person designated in a Service Order to perform the Services.

Contractor Indemnified Parties is defined in Section 6.2(b).

Contractor Indemnified Party is defined in Section 6.2(b).

Contractor Representative means the person designated in a Service Order as having responsibility for supervising the Services, accepting and/or executing Service Orders and Revised Service Orders, and receiving notices on behalf of Contractor.

Contractor’s Personnel is defined in Section 3.8(g).

Defective Services means any Services that fail to conform to the Contract Documents or otherwise prove to be defective or deficient.

Delay Liquidated Damages is defined in a Supplement if Delay Liquidated Damages are applicable to the scope of Services covered by such Supplement.

Dispute is defined in Section 10.1.

Dispute Notice is defined in Section 10.2.

Environmental Law means any Law relating to environmental protection, public health and safety, or public nuisance or menace.

Government Official means any Person qualifying as a public official or a “foreign official” under the laws of the Applicable Jurisdictions or any of the other Relevant Laws, including, without limitation, (i) a Person holding an official position, such as an employee, officer, or director, with any government, or agency, department, or instrumentality thereof, including a state-owned or -controlled enterprise; (ii) any Person “acting in an official capacity,” such as a delegation of authority, from a government, or agency, department, or instrumentality thereof, to carry out official responsibilities, including a specific project assignment, or (iii) an official of a public international organization such as the United Nations, the World Bank, the International Monetary Fund, or a regional development bank.

Governmental Authority means any body politic that has jurisdiction over the Services performed, including, but not limited to, the United States of America, any state, Indian nation, municipality, or any Person deriving its authority from any such body politic.

Hazardous Substance means any explosives and/or blasting accessories of any type, and any substance, material, waste, gas pollutant, contaminant, or particulate matter that is defined as “hazardous” or is otherwise regulated by any Governmental Authority including, but not limited to: (i) any petroleum or petroleum additive substance; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) any radioactive material; (v) urea formaldehyde; (vi) waste tires; (vii) any material or substance designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251, et seq; (viii) any material or substance defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq; (ix) any material or substance defined as a “hazardous substance” pursuant to 29 C.F.R. 1910.120(a)(3); (x) any material or substance defined as a “health hazard” in 29 C.F.R. 1910.1200(a); or (xi) any material or substance specifically identified by Company as a “Hazardous Substance” in writing.

Indemnified Party is defined in Section 6.2(e).

Indemnifying Party is defined in Section 6.2(e).

International Human Rights means the fundamental principles and standards that enable individuals everywhere to have freedom to live in dignity. All human rights are universal, interrelated, interdependent, and indivisible. International human rights include, but are not limited to, right to safe and healthy working conditions, right to life, liberty, and security of person, right to health, right not to be subjected to forced and compulsory labor or child labor, right to freedom of association, etc. The full definition of International Human Rights can be found within the 30 articles of the United Nations’ Universal Declaration of Human Rights (UDHR).

Law means any international, federal, state, or local law, rule, regulation, code, or ordinance including, but not limited to, technical codes and standards, workers’ compensation legislation, Environmental Laws, the Safety and Health Acts, and all other Laws relating to labor, employment, and safety.

Lien means any laborers’, materialmen’s, or mechanics’ lien or other lien, suit, or claim.

Loss means any liability, claim, demand, damage, loss, fine, penalty, cause of action, suit, or cost, of any kind or description, including, but not limited to, judgments, Liens, expenses (including, but not limited to, court costs, attorneys’ fees, costs of investigation, removal, and remediation and governmental oversight costs), and amounts agreed upon in settlement, including, but not limited to, any and all Losses resulting from claims that Company’s use of any work product of the Services, or any portion of any work product of the Services, infringes or violates any patent, copyright, trade secret, trademark, or other third-party intellectual property right.

Mediation Notice is defined in Section 10.5(a).

MSHA means the Mine Safety and Health Administration.

OSHA means the Occupational Safety and Health Administration.

Person means any natural person, entity, or Governmental Authority including, but not limited to, any corporation, firm, joint venture, partnership, trust, unincorporated organization, voluntary association, or any department or agency of any Governmental Authority.

Person of Concern means (i) a Government Official; (ii) a political party, an official of a political party (including any member of an advisory council or executive council of a political party), or a candidate for political office; (iii) an immediate family member, such as a parent, spouse, sibling, or child of a Person in either of categories (i) and (ii) above; or (iv) an agent, intermediary, or close business associate of any Person in any of the foregoing categories.

Project Site means the Company Property where the Services are to be performed.

Relevant Laws means applicable anti-bribery, anti-corruption, and anti-money laundering laws, rules, regulations, decrees, and/or official government orders of any governmental body of the Applicable Jurisdictions, including the United States Foreign Corrupt Practices Act of 1977, as well as any other applicable legislation implementing either the United Nations Convention Against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Response is defined in Section 10.3.

Revised Service Order means the written authorization to alter, add to, or deduct from the Services described in a Service Order in accordance with Section 2.

Revised Service Order Request means a written request from Contractor for a Revised Service Order and/or an Amendment, which Revised Service Order Request will be in the faun of Exhibit B to this Agreement.

Safety and Health Acts means the Occupational Safety and Health Act of 1970 and the Federal Mine Safety and Health Act of 1977, each as amended from time to time, and all applicable rules and regulations promulgated by OSHA, MSHA, and any other Governmental Authority having authority over safety and health.

Schedule of Charges means the agreed upon amounts to be charged by Contractor for unit prices, allowances, the Services, and any other items, as set forth in a Supplement and/or Service Order.

Service Order means the contract between Company and Contractor for Services to be performed by Contractor that incorporates the terms and conditions of this Agreement and that contains additional terms and conditions that supplement those set forth in this Agreement.

Service Period means the period of time, including, but not limited to, the period of time for authorized adjustments, allotted in a Service Order for performance of the Services.

Services means the services to be performed, from time to time, by Contractor as required by the Contract Documents.

Subcontractor means a Person that has a direct contract with Contractor, in accordance with Section 3.3, to perform any of Contractor’s obligations under the Contract Documents. Subcontractor does not refer to any separate contractor employed or engaged by Company.

Supplement means a written document executed by Company and Contractor that incorporates the terms and conditions of this Agreement and that contains additional terms and conditions that supplement those set forth in this Agreement.

Warranty Period means, with respect to any parts, materials, equipment, or machinery furnished by Contractor in connection with the performance of the Services, the period beginning on the date of satisfactory completion of the Services (the “Completion Date”) and ending on the later of (i) the date one year after the Completion Date, and (ii) the date one year after the actual discovery of any defect or deficiency in such parts, materials, equipment, or machinery, if such defect or deficiency existed during the one-year period following the Completion Date but was not reasonably discoverable within such one-year period.

Withholding Taxes is defined in Section 4.3(a).

2.          SERVICES

2.1           Description of Services.

Contractor agrees to furnish all supervision, labor, parts, materials, transportation, and warranties necessary to perform the Services as set forth in a Supplement (if any), Service Order, or Revised Service Order issued from time to time by Company.

2.2           Supplements; Amendments.

(a)          From time to time, Company and Contractor may (but are not required to) enter into Supplements to set forth additional terms and conditions regarding specific Services that supplement the terms and conditions set forth in this Agreement. Supplements will be in the form set forth in Exhibit C to this Agreement.

(b)          Any modifications, changes, or amendments to any Supplement or to this Agreement must be set forth in an Amendment.

2.3           Service Orders.

(a)          Contractor will perform the Services described in Service Orders issued by Company and accepted by Contractor as provided in Section 2.3(b).

(b)          Contractor will be deemed to have accepted and be bound by the terms of a Service Order if any one or more of the following occur: (i) Contractor commences performance of the Services set forth in the Service Order; (ii) Company and Contractor exchange electronic correspondence regarding the Service Order indicating that Contractor has accepted the Service Order; or (iii) Contractor signs the Service Order and returns a copy of the executed Service Order to Company. Each party agrees that Service Orders may be (but are not required to be) submitted electronically, and that Service Orders are not required to be signed. Each party agrees not to contest, or assert any defense to, the validity or enforceability of Service Orders entered into in accordance with this Agreement based on any law requiring agreements to be in writing or to be executed by the parties.

2.4           Revised Service Orders.

Company may, from time to time, initiate changes in the Services, including alterations, additions, and deductions, and/or the terms and conditions of a Service Order, by issuing Revised Service Orders. Contractor may request changes in the Services or changes to the terms and conditions of a Service Order by submitting a Revised Service Order Request to the Contact Person. Contractor will promptly comply with the terms of all Revised Service Orders issued by Company and accepted by Contractor in accordance with Section 2.3(b), each of which will be subject to the terms and conditions of the Contract Documents.

2.5           Limitations.

Contractor agrees, and will cause each of its Subcontractors to agree, that it will perform no services other than the Services described in the Contract Documents. Contractor understands and agrees, and will cause each of its Subcontractors to understand and agree, that it will not be paid for any services not described in a Service Order unless the additional or different services are authorized by a Revised Service Order issued before such services are performed. Any unauthorized additional or different services will be at Contractor’s sole risk, and Contractor will be responsible for any and all Losses arising from any unauthorized services and the satisfaction of any such Losses. Contractor expressly waives, and will cause each of its Subcontractors to agree to waive, any claim to payment for any services performed by Contractor or a Subcontractor which are not set forth in the Contract Documents.

2.6           Commencement and Completion; Liquidated Damages.

(a)          Contractor will begin the Services in accordance with the terms of a Service Order and proceed diligently to complete the Services within the Service Period. Any breach of or failure to comply with the terms of this Section 2.6(a) will be considered a default under Section 8.4.

(b)          If the parties agree that Delay Liquidated Damages will be applicable to a particular scope of Services, the terms and conditions regarding such Delay Liquidated Damages will be set forth in a Supplement.

3.          CONTRACTOR’S RESPONSIBILITIES

3.1           Standards.

Contractor will perform the Services in a thorough and workmanlike manner and to the satisfaction of Company.

3.2           Progress Reports.

Contractor will prepare timely and accurate progress reports in form, detail, and media approved by Company, as specified in the applicable Service Order and Supplement (if any) or as otherwise approved in writing by Company.

3.3           Subcontractors.

Contractor may not, without Company’s prior written consent in each instance, engage any Subcontractor to perform all or any part of the Services. Any approved Subcontractor must: (i) comply with the terms and conditions of the Contract Documents to the extent applicable to the Services performed by the Subcontractor; (ii) acknowledge and agree that it may look only to Contractor for payment for labor and materials provided in connection with the Services; and (iii) waive any and all claims for payment against Company and C Corporation. Contractor is and will remain liable for any and all Services performed by, and any and all omissions of, its Subcontractors to the same degree that Contractor is liable for its own performance and omissions.

3.4           Payments; Claims and Liens.

Contractor will pay when due all expenses incurred by Contractor in performing the Services including, but not limited to, salaries, wages, payroll burdens, and expenses. Contractor will give Company, at its request, evidence satisfactory to Company of compliance by Contractor with this Section 3.4. If (i) any Lien is filed for or on account of the Services, and (ii) Contractor neither causes such Lien to be released and discharged, nor files a bond in lieu of such Lien, within 10 days after the filing of such Lien, Company or Cyprus Tohono Corporation, as applicable, will have the right (but not the obligation) to take any action available to it for the purpose of procuring a release of such Lien including, but not limited to, the payment of all sums necessary to obtain the release of such Lien. Company or Cyprus Tohono Corporation, as applicable, may, at its option, (i) deduct from amounts due to Contractor under the Contract Documents all costs, including, without limitation, investigation costs, legal fees, and disbursements, incurred by Company or Cyprus Tohono Corporation in taking such action, or (ii) require immediate cash reimbursement from Contractor.

3.5           Materials.

All workmanship, parts, materials, equipment, and machinery furnished by Contractor in connection with the performance of the Services must be of good quality. All materials, parts, equipment, and machinery furnished by Contractor in connection with the performance of the Services must be new, and each must function in the manner for which it was intended during the performance of the Services and up until the end of the Warranty Period. Contractor will repair, or remove and replace, at Contractor’s sole expense and Company’s convenience, all workmanship, parts, materials, equipment, and machinery that prove to be defective or deficient during the performance of the Services or during the Warranty Period.

3.6           Compliance with Laws.

Contractor will perform and complete the Services in a manner that complies with all applicable Laws. Company is an Equal Employment Opportunity/Affirmative Action employer subject to Executive Order 11246. Contractor agrees that it will not discriminate against any employee or applicant for employment on the basis of race, color, sex, national origin, religion, age, mental or physical disability, Veteran status (including, but not limited to, special disabled veterans, veterans of the Vietnam era, and other eligible veterans), or any other basis covered by applicable Law. Further, to the extent applicable, Contractor agrees to comply with the provisions of (i) Executive Order 11246 and the implementing regulations found at 41 C.F.R. Part 60 (including, but not limited to, the Equal Opportunity Clause at 41 C.F.R. section 60.1.4); (ii) the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, and the implementing regulations found at 41 C.F.R. Part 60-250 (including, but not limited to, the Equal Opportunity Clause at 41 C.F.R. section 60-250.5); and (iii) Section 503 of the Rehabilitation Act of 1973 (Executive Order 11758) and the implementing regulations found at 41 C.F.R. Part 60-741 (including, but not limited to, the Equal Opportunity Clause at 41 C.F.R. section 60-741.5).

3.7           Loss Prevention; Safety and Security; Environmental Policy.

(a)          Contractor will take, and will cause each of its Subcontractors to take, all reasonable precautions necessary for the prevention of loss or damage to any Company Property, whether by accident, fire, negligence, theft, vandalism, sabotage, or otherwise. Contractor is responsible for the discovery, determination, and correction of any conditions created by its personnel or Subcontractors that may cause such loss or damage.

(b)          When and to the extent that Contractor or any of its employees, agents, or Subcontractors is on Company Property, Contractor will comply, and will cause each of its employees, agents, and Subcontractors to comply, with (i) Company’s safety rules and regulations including, but not limited to, Company’s Contractor Health and Safety Manual, which provides for, among other things, the wearing of protective equipment, such as approved hardhats, safety glasses, steel-toed leather boots, and respirators, and (ii) Company’s security requirements (all collectively referred to herein as “Company’s Safety and Security Policy”). Copies of Company’s Safety and Security Policy may be obtained by following the links provided for such policy in Exhibit A to this Agreement. Contractor acknowledges that it has obtained and reviewed copies of Company’s Safety and Security Policy, and that it understands the obligations described in Company’s Safety and Security Policy. Contractor will deliver to Company, within 5 days after Company’s request, one or more periodic certifications as to compliance with Company’s Safety and Security Policy, and will cooperate with Company in the administration of Company’s Safety and Security Policy.

(c)          Contractor: (i) acknowledges that it has obtained and reviewed a copy of Company’s Environmental Policy (a copy of which may be obtained by following the link provided for such policy in Exhibit A to this Agreement); (ii) understands the obligations described in such Environmental Policy; and (iii) agrees to comply, and to cause each of its employees, agents, and Subcontractors to comply, with such Environmental Policy.

(d)          Any similar rules, requirements, or procedures applicable to any Services other than those set forth in Company’s Safety and Security Policy and/or Environmental Policy will be set forth in the applicable Service Order or Supplement (if any).

(e)          Contractor will report immediately to the Contact Person the specifics of any event, incident, or circumstance (including, but not limited to, any injury, illness, fire, property damage, spill, theft, security incident, or vehicular accident) which Contractor knows or reasonably suspects is, or results from, a violation of Company’s Safety and Security Policy or Environmental Policy or which is required by applicable Law to be reported to any Governmental Authority.

3.8           Personnel.

(a)          Contractor will provide only competent and experienced personnel, all of whom will be satisfactory to Company in its sole discretion, to perform the Services. The number and qualifications of such personnel will be sufficient for job progress satisfactory to Company. Prior to commencement of the Services, Contractor will provide Company with the names of all Contractor personnel and their then-current hourly rates, if applicable, who are to perform any of the Services.

(b)          Contractor shall be responsible for performing background checks at the local, state, and federal/country level to ensure that all personnel of Contractor and its Subcontractors assigned to perform Services on any Company Property do not have criminal convictions or a history of crimes against property or crimes of violence. Contractor acknowledges and agrees that the background checks performed by Contractor for personnel of Contractor and its Subcontractors, at a minimum, shall be equal to the background check requirements that Company would undertake for its own employees for similarly situated positions. Consistent with the requirements of applicable Law, Contractor shall not assign anyone to work on Company Property who has (i) a criminal conviction relating to crimes against property, crimes relating to drug use, sale, or distribution, crimes of violence, or a criminal conviction that is applicable to the Services to be performed by such individual while on Company Property or (ii) a known history of crimes against property, crimes relating to drug use, sale, or distribution, or crimes of violence. Before assigning any individuals to work on Company Property, Contractor shall certify in writing to the Contact Person that all personnel of Contractor and its Subcontractors being assigned to work on Company Property have been subject to a background check process meeting the requirements set forth in this Section 3.8(b) and that all personnel of Contractor and its Subcontractors being assigned to work on Company Property have successfully met these requirements.

(c)          Company may, in its sole discretion, require Contractor to remove from performance of the Services any personnel of Contractor or any of its Subcontractors for any reason, effective upon notice from Company of such removal. Company will not be required to pay salary or any other costs associated with removed personnel effective upon Contractor’s receipt of notice from Company to remove such personnel.

(d)          Contractor agrees to ensure the continuity of its personnel assigned to perform the Services. Any removal or reassignment of such personnel will be with replacement(s) who have substantially equivalent or better qualifications than the personnel being replaced. There will be no charge to Company while such replacement(s) acquire the necessary training and familiarity with the Services to be performed.

(e)          Contractor agrees to employ a competent and experienced Contractor Representative and other key personnel satisfactory to Company in its sole discretion. Prior to assigning key personnel, whether as an initial assignment or a subsequent assignment, Contractor will: (i) notify Company of the proposed assignment; (ii) introduce the individual to appropriate Company representatives (and, upon request, provide such representatives with the opportunity to interview the individual); and (iii) provide Company with a resume and other information about the individual, as requested by Company. If Company in good faith objects to the proposed assignment, the parties will attempt to resolve Company’s concerns on a mutually agreeable basis. If the parties have not been able to resolve Company’s concerns within 7 days, Contractor will not assign the individual to that position and will propose to Company the assignment of another individual of suitable ability and qualifications. Once selected, neither the Contractor Representative nor any other key personnel may be changed without Company’s prior written consent.

(f)          Contractor will permit employees of Company to be present as observers while various tasks are being conducted and to consult with Contractor personnel regarding the Services.

(g)          To the extent allowed by applicable Law, in all cases where any of Contractor’s personnel, including, but not limited to, Contractor’s direct, borrowed, special, or statutory employees (collectively, “Contractor’s Personnel”) are performing Services for Company, the parties acknowledge and agree that Contractor’s Personnel shall be statutory employees of Company for the sole purpose of any and all workers’ compensation Laws in effect in the jurisdiction in which the Services are performed. Company and Contractor agree that all Services performed by Contractor and Contractor’s Personnel pursuant to this Agreement are a part or process in the trade or business of Company, meaning that they are part of an ongoing and integral business process that is regular, ordinary, and routine to the operation of Company’s business or that is otherwise routinely done by Company’s direct employees. Without regard to Company’s status as the statutory employer of Contractor’s Personnel, Contractor shall maintain sole responsibility for the payment of workers’ compensation benefits to Contractor’s Personnel in accordance with the Laws of the jurisdiction in which the Services are performed and shall not be entitled to seek reimbursement or contribution for any such payment from Company, and shall fully indemnify Company for any payment made to Contractor’s Personnel as a result of the statutory employer relationship. Nothing in this provision shall limit, restrict, or supersede any other indemnity, insurance, or other obligation or liability on the part of Contractor provided for in this Agreement for any injury, loss, or damage to Contractor’s Personnel arising out of the Services performed under this Agreement.

3.9           Employee Relations.

Company reserves the right to control and regulate access to the Project Site. Contractor will plan and conduct its operations so that Contractor, its Subcontractors, and their respective employees and agents work in harmonious relationship with other groups of workers at the Project Site and so that they do not delay, endanger, or avoidably interfere with the operations of others. Company will have the right to deny or revoke the access of anyone to the Project Site and to reject or remove from the Project Site (or require Contractor to reject or remove from the Project Site) any or all employees and agents of Contractor or its Subcontractors whom Company determines to be incompetent or undesirable, whose productivity is below acceptable levels, whose workmanship is substandard, or whose conduct creates a danger to themselves or others or for any other reason deemed sufficient by Company in the exercise of its sole discretion. Company will give Contractor notice of such denials, revocations, rejections, and removals, and Company will not be required to pay salary or any other costs associated with such employees or agents effective upon Contractor’s receipt of such notice from Company. Contractor agrees to comply immediately with all Company decisions concerning Project Site access and will take all reasonable, necessary, and legal steps to exclude those entities, employees, visitors, or any other Persons denied access or whose access has been revoked by Company.

3.10         Representations and Warranties.

(a)          Contractor represents and warrants that all Services will be conducted and completed in conformity with all requirements of the Contract Documents and in a manner that complies with all applicable Laws. Contractor acknowledges that Company has provided Contractor with all information that Contractor has deemed necessary to perform the Services and Contractor is fully aware of the purpose for which Company has engaged Contractor to perform the Services. Contractor therefore further represents and warrants that the Services will accomplish the purpose for which Company has engaged Contractor.

(b)          Contractor will (i) at its expense, correct any Defective Services, and (ii) to the extent incurred by Company, pay or reimburse Company for all labor and the actual delivered cost of all materials, equipment, and machinery required to correct the Defect unless the Services are defective or deficient to the extent that it is not technically or economically feasible to correct the Defective Services, in which case Contractor will be liable to Company for all losses, damages, costs, and expenses arising directly or indirectly from the Defective Services. If Contractor fails to correct any Defective Services within 48 hours after receipt of written notice from Company, Company may, without prejudice to any other remedies Company may have, perform or reperform the Services, with Company’s costs to perform or reperform the Services to be deducted from the Contract Sum otherwise payable to Contractor. If payments then or thereafter due to Contractor are not sufficient to cover such costs, Contractor will pay the difference to Company.

3.11         Disclosure of Information and Maintenance of and Access to Records.

(a)          Contractor will promptly disclose to Company any and all information Contractor may learn that may have a material adverse impact on Company, the Services, any work product of the Services, or Company’s ability to utilize the work product of the Services in the manner and for the purpose for which the work product of the Services is intended.

(b)          In addition to any more detailed record-keeping requirements set forth in any of the Contract Documents, Contractor shall maintain a system of internal controls sufficient to provide assurances that all activities related to this Agreement are properly recorded in its books and records. Contractor shall keep complete and accurate records of all such activities, and Company and its representatives shall have reasonable access to, and the right to audit and copy, all books and other documents of Contractor related to each Service Order throughout the Service Period and for a period of 3 years following completion of performance under such Service Order. In the event that Contractor obtains the services of a third party provider to conduct the background checks required by Section 3.8(b), Contractor will use its best efforts to: (1) ensure that such third party provider maintains its books and records in a manner consistent with this Section 3.11(b), and (2) obtain copies of all such books and records related to the Contract Documents upon request by Company.

3.12         Compliance with Occupational Health and Safety Laws.

(a)          Contractor acknowledges that it and its agents and Subcontractors are or may be subject to the provisions of the Safety and Health Acts, depending upon where the Services are to be performed. Contractor agrees that it will abide by, and will cause each of its agents and Subcontractors to agree to abide by, the Safety and Health Acts. Contractor acknowledges and agrees to identify and implement its duties and responsibilities with respect to the Safety and Health Acts, which may include, but are not limited to, providing medical monitoring, conducting exposure monitoring, providing training specific to the hazards of the Services, developing and implementing specific written management plans and programs, providing shower facilities, recordkeeping, and other similar duties and obligations defined and described in the applicable sections of the Safety and Health Acts. Prior to commencement of the Services, Contractor will determine whether it, its agents, and its Subcontractors are subject to the provisions of the Federal Mine Safety and Health Act of 1977 and, if applicable, will apply for, and will cause each of its agents and Subcontractors to apply for, an MSHA identification number as provided in the Code of Federal Regulations. To the extent that training of its employees, agents, or Subcontractors is required by any applicable Law existing now or at any time during the Service Period, Contractor further agrees that its employees, agents, and Subcontractors will receive such training as is required. Company reserves the right to specify and require Contractor to perform additional job safety and health training and activities and require Contractor to certify its compliance in writing.

(b)          Contractor agrees to assume the entire responsibility and liability for any violations of the Safety and Health Acts caused by it, its agents, or its Subcontractors and to pay and, upon demand of Company, defend any citations, penalties, or fines assessed against Company by MSHA, OSHA, or any other Governmental Authority having authority over safety and health as a result of alleged violations of the Safety and Health Acts caused by Contractor, its agents, or its Subcontractors. Company may elect to defend any such citations, penalties, or assessments itself and, in such case, Contractor will indemnify Company for all of Company’s expenses incurred in such defense including, but not limited to, assessments, penalties, costs, and attorneys’ fees. Contractor agrees that, upon written demand by Company, it will institute and prosecute, in the name of Company if necessary, any and all proceedings that, in Company’s sole judgment, are appropriate to contest any alleged violations of the Safety and Health Acts. Contractor’s obligations under this Section 3.12 are in addition to any and all other provisions in this Agreement requiring Contractor to indemnify Company in connection with the performance of the Services or otherwise.

(c)          In connection with the foregoing, Contractor will provide to Company written reports, no later than the 7th day of each calendar month during the Service Period, specifying (i) the number of man-hours worked by Contractor’s employees in connection with the Services during the preceding calendar month, and (ii) the number of reportable incidents of Contractor’s employees during the preceding calendar month in connection with the Services under the Safety and Health Acts. Each report will be in a form provided or otherwise approved by Company.

3.13         Compliance with Export Control Laws.

Contractor represents and warrants that it will export, re-export, import, and distribute any equipment, software, materials, products, goods, information, and parts necessary to perform the Services in compliance with the export control Laws of the United States, European Union, and every other Governmental Authority and that it will not infringe any embargo imposed by the United States, the European Union, and/or the United Nations in connection with its provision of the Services. Contractor will maintain at its own expense all licenses, consents, and approvals necessary for the lawful exportation, re-exportation, importation, distribution, and sale of the Services, including, without limitation, all equipment, software, materials, products, goods, information, and parts necessary to perform the Services. Contractor, upon request by Company, shall promptly provide Company with all information and records pertaining to its compliance with this Section 3.13. Nothing in this Section 3.13 will be construed to grant Contractor any right to disclose confidential or proprietary information except as permitted by Section 7.

3.14         Hazardous Substances.

Contractor will not, and will cause each of its Subcontractors to agree to not, bring onto Company Property any Hazardous Substance, or generate, handle, use, store, or treat any Hazardous Substance on Company Property, without the prior written consent of Company and then only in accordance with the terms of such consent and in accordance with any applicable Law. Contractor will not permit any Lien relating to Hazardous Substances arising from the actions or inactions of Contractor or a Subcontractor to attach to any Company Property.

3.15         Human Rights Policy; Community Policy.

(a)          Contractor acknowledges and agrees that it has read Company’s Human Rights Policy (a copy of which may be obtained by following the link provided for such policy in Exhibit A to this Agreement) and that the Human Rights Policy requires that it respect International Human Rights. Consistent with this, Contractor warrants and agrees that, in performing all activities contemplated under the Contract Documents, Contractor and its Subcontractors, and their respective employees, directors, officers, and other representatives performing Services, shall respect and comply with Company’s Human Rights Policy and any International Human Right. Contractor warrants and agrees that it will (i) promptly investigate any allegations of International Human Rights violations allegedly caused by Contractor or any Subcontractor that are brought to its attention, (ii) notify Company and the complainant of the results of that investigation, and (iii) take appropriate remedial action where such investigations confirm International Human Rights violations have occurred. Contractor shall report to Company all grievances by third parties regarding International Human Rights matters associated with Contractor’s performance under the Contract Documents. Contractor’s failure to abide by this provision shall be deemed a material breach of this Agreement entitling Company to terminate this Agreement and any and all Service Orders (and Supplements, if any) pursuant to Section 8.4. Company shall have the right to conduct an audit of any and all activities related to any Services performed by Contractor or any Subcontractor to ensure compliance with the requirements of this Section 3.15(a). Company shall have the right to require that Contractor provide a copy of Company’s Human Rights Policy to each Subcontractor, each subcontractor (of any tier) of all Subcontractors, and to the respective employees and representatives of each of the foregoing. Contractor will provide periodic certificates of compliance with this Section 3.15(a) upon request by Company.

(b)          Contractor acknowledges and agrees that it has read Company’s Community Policy (a copy of which may be obtained by following the link provided for such policy in Exhibit A to this Agreement). Contractor understands and agrees that Contractor and its Subcontractors are expected to perform all Services in a manner that is consistent with Company’s Community Policy.

4.          TAXES

4.1           Taxes for Which Contractor is Responsible.

(a)          Unless otherwise specified in a Service Order and/or Supplement, Contractor, at its expense, will be solely responsible for and shall timely pay or cause to be paid to the appropriate Governmental Authority in accordance with all applicable Laws, any and all taxes to the extent applicable to Contractor’s performance of the Services, including, but not limited to the following:

i.            all taxes attributable to Contractor’s income, including, without limitation, corporate income and withholding taxes, rental income taxes, estimated income taxes, and minimum taxes;

ii.           all payroll taxes applicable to Contractor’s employees and non-employee contractors including, without limitation, individual income tax, tax on expatriates, social security tax, medical tax, and professional training tax;

iii.          all custom and import duties, sales taxes, property taxes, and other taxes or charges arising on the importation or purchase of equipment, materials, supplies, and spare parts that (A) are used by Contractor in performing the Services and are not permanently incorporated into the project, (B) replace any equipment, materials, or supplies imported or purchased prior to performance of the Services, and (C) are imported or purchased in connection with Contractor’s warranty obligations under the Contract Documents; and

iv.          all property taxes attributable to Contractor’s property including, without limitation, property tax on land, buildings, vehicles, personal property, or any other item subject to property tax under local law.

(b)          The Contract Sum shall not be increased for taxes for which Contractor is responsible and Contractor will not include any such taxes on invoices issued to Company, unless Company has expressly agreed in the applicable Service Order and/or Supplement to reimburse Contractor for the same and Contractor has specifically itemized the tax on the applicable invoice.

4.2           Taxes for Which Company is Responsible.

(a)          Company will be responsible for the following taxes to the extent they relate to Services performed by Contractor under the Contract Documents, and such taxes are not included in the Contract Sum:

i.            all import and export customs duties and sales and excise taxes arising on the purchase of goods and services or the importation of equipment, materials, supplies, and spare parts that are permanently incorporated into the project, (A) except for spare parts required to replace equipment, materials, or supplies as a result of action, omission, or negligence of Contractor or any of its Subcontractors and (B) net of any tax credit generated in favor of Contractor. Where Contractor has paid such import and export customs duties and sales and excise taxes, Contractor shall identify the amount of such duties and taxes on its invoices to Company and Company shall reimburse Contractor;

ii.           all property taxes related to the sites or locations owned by Company where the Services are performed;

iii.         all taxes levied on Company’s income or profits; and

iv.         all employment-related taxes and duties with respect to Company’s personnel.

(b)          If the purchase of any machinery, equipment, or other tangible personal property for use in or included in the Services, as otherwise authorized in the Contract Documents, would be exempt from any such tax if made by Company, Contractor (and its Subcontractors) will act as Company’s agent for the limited purpose of making purchases of such property. For example, and not by limitation, any machinery or equipment for use in Arizona directly in manufacturing, processing, or metallurgical operations, and any mining machinery or equipment for use in Arizona directly in the process of extracting ores or minerals from the earth, will be purchased by Contractor (or its Subcontractors) as agent for Company. No other provisions in the Contract Documents will negate or modify the provisions of the agency agreement in this Section 4.2(b).

(c)          Company will not pay or reimburse tax on the purchase or use of property that would be exempt from tax if purchased by Company as provided in Section 4.2(b), and Contractor will be fully liable for the amount of such tax regardless of any provision of the Contract Documents to the contrary. Contractor will consult in writing with Company at least 7 days prior to any such purchase to determine whether the purchase of any property by Company would be exempt from tax for purposes of Section 4.2(b). If Contractor neglects to consult with Company, or acts contrary to Company’s direction, and pays tax on property that would otherwise be exempt, payment of such tax will not be reimbursable to Contractor by Company.

(d)          All machinery, equipment, and other tangible personal property subject to Section 4.2(b) will be purchased by Contractor and its Subcontractors on behalf of and for the account of Company as Company’s agent. Title to the subject property will pass directly from the vendor to Company. Neither Contractor nor any of its Subcontractors will acquire any ownership interest in such property. In making such purchases, Contractor (and each of its Subcontractors) will specify the name and address of the purchaser on all purchase order forms as “(Contractor), as agent for (Company), 333 North Central Avenue, Phoenix, Arizona 85004.” The signature on all purchase orders will be “(Contractor), as agent for (Company).” Such purchases will be made in the name of Company, with the funds or credit of Contractor or the applicable Subcontractor. Each such purchase must be segregated from all other transactions, and Contractor will maintain separate, detailed accounting records of such purchases for the purpose of billing Company.

(e)          Contractor shall fulfill all procedures and formalities, as instructed by Company, and will retain all records, invoices, and other documentation relating to all purchases of property in connection with the Services for at least 6 months longer than the period of the statute of limitations for the assessment or refund of sales, use, gross receipts, excise, transaction privilege, or other tax (including, but not limited to, any period of extension or tolling of the statute of limitations) of the jurisdiction in which the property is purchased or used. Contractor will thereafter destroy such records only with the prior written consent of Company.

4.3           Withholding Taxes.

(a)          Under the provisions of United States tax legislation, Services performed under the Contract Documents may be subject to backup withholding in the United States of America (“Withholding Taxes”). Company and Contractor acknowledge that, if applicable, such Withholding Taxes are the liability of Contractor and, unless otherwise expressly agreed upon in the applicable Service Order and/or Supplement, will be withheld from the gross amount of the invoice or payment application, resulting in Contractor receiving a payment net of any taxes withheld. Company shall under no circumstances reimburse Contractor for Withholding Taxes.

(b)          The extent to which Withholding Taxes are applicable is dependent upon information provided by Contractor to Company. Contractor agrees to provide, before any payments under the Contract Documents are made, appropriate documentation sufficient to allow Company to determine the extent to which Withholding Taxes would be applicable (i.e., properly completed U.S. Internal Revenue Service Form W-9, Request for Taxpayer Identification Number and Certification). To the extent Contractor fails to comply with the aforementioned procedures, Company may backup withholding from payments made to Contractor under the Contract Documents at the applicable statutory rate.

(c)          Where Company is responsible under applicable Law to withhold taxes from payment of Contractor’s invoices, Company, in its sole discretion, shall calculate and withhold from compensation payable to Contractor all taxes as may be required to be withheld under applicable Law or in accordance with requests made by any Governmental Authority, including taxes on reimbursable items included in any invoice submitted to Company. Company shall timely remit such taxes to the appropriate Governmental Authority. Contractor will not identify the amount of such Withholding Taxes on its invoices.

(d)          To the extent Company is required to withhold and remit Withholding Taxes from payments made to Contractor, Company shall comply with the applicable information reporting requirements to properly reflect the amount of income taxes withheld.

4.4           Tax Audits.

(a)          Contractor shall promptly notify Company of any audit, investigation, or assessment of Contractor by a Governmental Authority with respect to any tax which Company would be required to reimburse Contractor, or Contractor would be required to collect from Company, under the Contract Documents. Contractor will contest such claim with Company’s cooperation and assistance. Without limitation, Contractor will abide by Company’s directives with regard to reporting any such tax and contesting the applicability or amount of such tax, including filing protests or challenges prepared by Company or counsel retained by Company to any Governmental Authority’s action or proposed action. Company shall reimburse Contractor for actual, reasonable, and verifiable time and costs incurred, including third party costs, in following Company’s tax directive or position so long as Contractor has received prior written approval before such costs are incurred. In the event that Company’s directive with respect to any tax position is not upheld by the appropriate Governmental Authority, Company agrees to defend, protect, indemnify, and hold harmless Contractor, its directors, officers, employees, representatives, and agents, and each of them, for, from, and against any and all Losses (including interest) arising from or related to Company’s tax directive or position.

(b)          In the event that any audit, investigation, or assessment of Company is threatened or commenced by a Governmental Authority with respect to any tax in connection with the Services performed by Contractor under the Contract Documents, Contractor will cooperate in providing documentation and information Company may request in connection with responding to or challenging such audit, investigation, or assessment.

4.5           Indemnification.

(a)          In the event any Governmental Authority assesses or imposes on Contractor or Company any tax or duty or related interest or penalties as a result of any action or inaction of Contractor that is a failure of Contractor to comply with its obligations under the Contract Documents, Contractor shall be solely liable for payment of such tax or duty or related interest or penalties. If such assessment is made against Company, Company shall notify Contractor thereof promptly following receipt of any assessment. Company will exercise good faith efforts to evaluate its legal obligation to pay and, if deemed appropriate by Company, will contest such assessment to the extent permitted under applicable Law. Any portion of such assessment, including interest and penalties, that Company is required to pay may be recovered from Contractor, including by offset against any amounts Company may owe to Contractor under this Agreement.

(b)          Contractor shall, and does hereby, indemnify, defend, and hold harmless Company from and against any and all Losses for taxes (including interest), as well as in-house administrative costs and reasonable legal and accounting fees, incurred by Company which arise out of, result directly or indirectly from, or are incident to Contractor’s failure to remit properly and timely any and all taxes owed by Contractor to any Governmental Authority, including taxes that were collected from Company. In the event a Governmental Authority assesses Company for any such additional taxes, interest, or penalties, Company shall notify Contractor thereof promptly following receipt of any assessment. Company will exercise good faith efforts to evaluate its legal obligation to pay and, if deemed appropriate by Company, will contest such assessment to the extent permitted under applicable Law. Any portion of such assessment that Company is required to pay, and any other Losses in connection with such assessment incurred by Company, may be recovered from Contractor, including by offset against any amounts Company may owe to Contractor under the Contract Documents.

4.6           Contractor Responsible for Tax Compliance.

The foregoing provisions of this Section 4 are not to be construed or deemed to be definitive of Contractor’s tax responsibility or liability to any Governmental Authority. Contractor acknowledges that it is solely responsible for obtaining advice with respect to, and for otherwise determining and meeting its tax obligations in connection with the Contract Documents within all relevant jurisdictions.

5.          COMPANY’S RESPONSIBILITIES

5.1           Work; Materials, Equipment, and Machinery.

Company will perform work and/or furnish materials, equipment, and machinery only if and to the extent set forth in a Service Order or Supplement (if any).

5.2           Payment and Invoicing.

(a)          Invoicing. Each invoice submitted by Contractor to Company will include all charges applicable to the Services provided pursuant to a particular Service Order in the stated billing period for such Services. Each invoice shall be based on the Schedule of Charges and shall contain any supporting documentation required by the Contract Documents, including time sheets (if applicable), or requested by Company. For all invoices received, the billing entity must match the name of the Contractor. Contractor shall submit each invoice to fmi@metasource.com, conspicuously stating the Service Order number (or service receipt number as applicable) on the invoice. Upon submission as provided in the preceding sentence, the invoice will be routed to the Contact Person for review.

(b)          Frequency. The billing period applicable to a particular scope of Services will be set forth in the applicable Service Order. When the billing period is weekly, Contractor will submit each invoice to Company on or before the Friday immediately following the week in which the applicable Services were provided. When the billing period is monthly, Contractor will submit each invoice to Company within 10 days of the end of the calendar month in which the Services were provided. Upon completion of all Services (including, Services that are billed on a single lump sum basis), Contractor will submit its final invoice within 60 days of the end of the calendar month during which Services were completed. Any failure by Contractor to submit an invoice within 60 days of the end of a particular calendar month during which Services were provided (or within 60 days of the end of the calendar month during which Services were completed for Services billed on a single, lump sum basis) will relieve Company from paying any amount beyond that which Company may verify from its records as due and payable and such determination will be final.

(c)          Disputes. Company will notify Contractor if Company disputes any item in the invoice or determines that the invoice is not complete or accurate, and thereafter the parties will work together in good faith to resolve the issues and to adjust the invoice, if necessary.

(d)          Payment. All undisputed payments due Contractor hereunder shall be made to Contractor as indicated on the invoice or through electronic transmission if elected by Contractor. Payment terms are net 45 days from the invoice date. Company has adopted Bank of America PayMode as its preferred payment mechanism. In order to facilitate payments through the PayMode system, Contractor will register with PayMode at www.bankofamerica.com/paymode/freeportmcmoran free of charge regardless of its bank.

5.3           Reliance; Disposition of Money.

In taking action on Contractor’s statements and applications for payment, Company may rely on the accuracy and completeness of the information furnished by Contractor. Company will not be deemed to have waived any inaccuracies, even though Company may have made audits of the supporting data, made exhaustive or continuous onsite inspections or made examinations to determine how or for what purposes Contractor has used any money previously paid on account of the Services. Company is not required to see to the proper disposition or application of any money paid to Contractor.

6.            OBLIGATIONS OF BOTH PARTIES

6.1           Recruitment of Personnel.

(a)          During the Service Period and for a period of one year thereafter, Contractor will not, without the prior written consent of Company or the applicable contractor, as applicable, recruit or solicit the employment of any Company employees or any employees of Company’s other contractors with whom Contractor has had contact in connection with the performance of any Services.

(b)          During the Service Period and for a period of one year thereafter, Company will not, without the prior written consent of Contractor, recruit or solicit the employment of any Contractor employees with whom Company has had contact in connection with the performance of any Services.

(c)          Unsolicited responses to job postings that are publicly circulated will not be considered to be a violation of this Section 6.1.

6.2           Indemnity.

(a)          Except as to matters within the scope of Sections 6.2(c) and 6.2(d), Contractor shall, and does hereby, defend, protect, indemnify, and hold harmless any or all of Company, its parents and affiliates, and their respective directors, officers, and employees (collectively, the “Company Indemnified Parties” and individually, a “Company Indemnified Party”), for, from, and against any and all Losses, including, without limitation, third party claims, to the extent arising out of, caused by, relating to, resulting from, or in connection with the negligence, willful misconduct, errors, or omissions of Contractor, its Subcontractors, or their respective employees relating to, resulting from, or in connection with the performance or non-performance of the Services or the Contract Documents. Contractor’s indemnification obligations pursuant to this Section 6.2 will not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to any Person described in this Section 6.2.

(b)          Except as to matters within the scope of Sections 6.2(c) and 6.2(d), Company shall, and does hereby, defend, protect, indemnify, and hold harmless any or all of Contractor, its parents and affiliates, and their respective directors, officers, and employees (collectively, the “Contractor Indemnified Parties” and individually a “Contractor Indemnified Party”), for, from, and against any and all Losses, including, without limitation, third party claims, to the extent arising out of, caused by, relating to, resulting from, or in connection with the negligence, willful misconduct, errors, or omissions of Company or its employees relating to, resulting from, or in connection with the performance or non-performance of the Services or the Contract Documents. Company’s indemnification obligations pursuant to this Section 6.2 will not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity that would otherwise exist as to any Person described in this Section 6.2.

(c)          Contractor shall, and does hereby, defend, protect, indemnify, and hold harmless any or all of the Company Indemnified Parties for, from, and against any and all Losses, arising out of or related to bodily injury to the employees of any Contractor Indemnified Party or any Subcontractors (including, without limitation, illness, death, and loss of services and wages), regardless of the cause thereof, relating to, resulting from, or in connection with the performance or non-performance of the Services or the Contract Documents. The obligations in this Section 6.2(c) will apply whether or not any Company Indemnified Party was or is claimed to be passively, actively, jointly, or concurrently negligent and regardless of the actual or alleged strict liability of any Company Indemnified Party, except to the extent the Losses are caused by the sole negligence or the willful misconduct of the Company Indemnified Party seeking to be indemnified by Contractor under this Section 6.2(c).

(d)          Company shall, and does hereby, defend, protect, indemnify, and hold harmless any or all of the Contractor Indemnified Parties, for, from, and against any and all Losses, arising out of or related to bodily injury to the employees of any Company Indemnified Party (including, without limitation, illness, death, and loss of services and wages), regardless of the cause thereof, relating to, resulting from, or in connection with the performance or non-performance of the Services or the Contract Documents. The obligations in this Section 6.2(d) will apply whether or not any Contractor Indemnified Party was or is claimed to be passively, actively, jointly, or concurrently negligent and regardless of the actual or alleged strict liability of any Contractor Indemnified Party, except to the extent the Losses are caused by the sole negligence or the willful misconduct of the Contractor Indemnified Party seeking to be indemnified by Company under this Section 6.2(d).

(e)          If any action or proceeding is brought against a party arising out of any matter for which such party (the “Indemnified Party”) is or may be entitled to indemnification hereunder from the other party hereto (the “Indemnifying Party”), the Indemnified Party will promptly provide notice to the Indemnifying Party of such action or proceeding. The Indemnifying Party will retain counsel to resist and defend such action or proceeding on the Indemnified Party’s behalf. The failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from any of its obligations pursuant to this Section 6.2, unless such failure prejudices the defense of such action or proceeding by the Indemnifying Party. At its own expense, the Indemnified Party may employ separate counsel and participate in the defense; however, if employment of separate counsel is required because of the failure of the Indemnifying Party after receipt of notice to assume the defense, then the Indemnified Party may employ separate counsel at the Indemnifying Party’s expense. Notwithstanding anything to the contrary in this Section 6.2(e), if, upon the tendering of any matter to the Indemnifying Party for indemnification hereunder, the Indemnifying Party or its insurer conditionally accepts the defense of the tendered matter but reserves its right not to pay a potential settlement or judgment based on the ultimate adjudication of the underlying facts, the Indemnified Party, at the Indemnifying Party’s expense, has the right to select counsel and control the defense of any such matter.

6.3           Liability Limitations.

Except as otherwise expressly provided in this Agreement, neither party shall be liable to the other for any consequential, indirect, incidental, or special damages or losses which arise out of, in connection with, or are related to this Agreement, unless (and then only to the extent) such damages or losses are caused by an act or omission of the party against whom recovery is sought constituting gross negligence or willful misconduct.

7.             CONFIDENTIAL INFORMATION

7.1           Non-Disclosure.

Contractor acknowledges that Company and Cyprus Tohono Corporation own valuable trade secrets and other confidential information and possess such similar information that is licensed from third parties. Contractor will treat as strictly confidential and will not use for its own purpose or for third parties, or divulge or permit to be divulged to or examined or copied by others, any information and data obtained by Contractor in connection with the Contract Documents or otherwise that: (i) are confidential or proprietary to Company or Cyprus Tohono Corporation; (ii) relate to the operations, policies, procedures, techniques, accounts, or personnel of Company or Cyprus Tohono Corporation; or (iii) are confidential or proprietary to a third party and are in the possession, custody, or control of Company or Cyprus Tohono Corporation. In addition, Contractor will keep confidential the existence and contents of the Contract Documents.

7.2           Use of Name and Publicity.

Contractor agrees that it will not, without the prior written consent of Company or Cyprus Tohono Corporation, as applicable, in each instance: (i) use in advertising, publicity or otherwise the name of Company or Cyprus Tohono Corporation, the names of any personnel of Company or Cyprus Tohono Corporation or any trade name, trademark or logo owned by Company or Cyprus Tohono Corporation; (ii) represent, directly or indirectly, that any product provided or any Services performed by Contractor have been approved or endorsed by Company or Cyprus Tohono Corporation; or (iii) take or use photographs of Company Property or any personnel of Company or Cyprus Tohono Corporation.

7.3           Injunctive Relief.

In the event of a breach or threatened breach of any of the provisions of this Section 7, Company and/or Cyprus Tohono Corporation will be entitled to an injunction restraining such breach or threatened breach without having to prove actual damages or threatened irreparable harm. Such injunctive relief as Company and/or Cyprus Tohono Corporation may obtain will be in addition to any other rights and remedies available at law, in equity, or under the Contract Documents.

8.            TERMINATION; DEFAULT; SUSPENSION

8.1           Right to Terminate.

Company will have the right, immediately upon notice to Contractor, to terminate a Service Order and/or Supplement (if any) regardless of whether Contractor is in default. Contractor will be entitled to payment of all amounts earned and reimbursable expenses incurred through the effective date of termination, provided that Contractor agrees to stop performing the Services to the extent specified in such notice and incurs no further expenses beyond those authorized in such notice. The expiration, cancellation, or termination of a Service Order or Supplement will have no effect upon any other Service Order or Supplement.

8.2           Submission of Invoices.

Contractor will submit to Company, within 60 days after the effective date of termination, Contractor’s invoice for amounts due in accordance with Section 8.1. Failure to submit such an invoice within the time allowed will relieve Company from paying any amount beyond that which Company may verify from its records as due and payable and such determination will be final. Payment of all amounts due will be made in accordance with the applicable Service Order and/or Supplement.

8.3           Contractor’s Rights Upon Termination.

Contractor waives any and all claims for compensation or charges (including, but not limited to, any claim for lost profits), beyond that to which it may be entitled under Section 8.1, as a result of any termination. Contractor agrees that its sole remedy in connection with any termination will be to receive compensation in accordance with the terms of Section 8.1.

8.4           Contractor’s Default and Company’s Remedies.

(a)          Contractor will be deemed to be in default under this Agreement upon the occurrence of any of the following events: (i) Contractor’s failure to perform any of its obligations under the Contract Documents; (ii) any breach or repudiation by Contractor of all or any part of its obligations under the Contract Documents, (iii) Contractor’s failure to complete the Services or any Service Order in a timely manner; provided that such failure shall not constitute a default if the delay is directly attributable to Company or a third party not retained by or otherwise affiliated with Contractor, (iv) the filing by or against Contractor of a petition in bankruptcy, (v) the appointment of a receiver on account of Contractor’s insolvency, or (vi) a general assignment by Contractor for the benefit of its creditors.

(b)          Upon the occurrence and during the continuance of such an event of default by Contractor, Company may, at its option, immediately exercise any one or more of the following remedies:

i.            terminate the applicable Service Order or Supplement (if any), effective immediately upon written notice to Contractor;

ii.           withhold any further payments otherwise due to Contractor;

iii.          complete the Services, reperform the Services themselves, or engage any other Person to complete or reperform the Services, in which case Contractor will be liable for all costs and expenses to complete or reperform the Services and any damages incurred by Company as a result of, or arising from, the completion or reperformance of the Services; and/or

iv.         exercise any other rights and remedies available to Company at law, in equity, or under the Contract Documents.

8.5           Suspension.

If Contractor fails promptly to correct any Defective Services or otherwise fails to perform any of its obligations under the Contract Documents, Company may order Contractor to stop the Services, or any portion of the Services, until the cause for such order has been eliminated; however, the right of Company to stop the Services will not give rise to a duty on the part of Company to exercise this right. Company may suspend the Services by giving notice to Contractor if, in Company’s judgment, suspension of the Services is warranted by conditions that may adversely affect the quality of the Services or the safety of the performance of the Services if such Services were continued. If Contractor is or becomes aware of such circumstances, Contractor will immediately so notify Company and describe with particularity such circumstances, and Company may, in its discretion, suspend the Services by giving notice to Contractor. In either of such events, the Service Period will be adjusted accordingly by Revised Service Order.

9.             INSURANCE; PROPERTY DAMAGE

9.1           Insurance.

(a)          At all times while performing Services, Contractor shall carry and maintain, at its own expense, with insurance companies having an A.M. Best rating of at least “A-minus IX”, the insurance coverages described below (the territorial limits of which shall include all geographic areas in which any Services are to be performed, and which shall include coverage for claims occurring during the duration of this Agreement but not reported until a later date).

i.            Worker’s compensation insurance, including, without limitation, occupational disease, in accordance with the Laws in effect in any jurisdiction where Services are performed and all jurisdictions of hire or origin of Contractor’s and its Subcontractors’ employees.

ii.           Employer’s liability insurance coverage with a limit of not less than $1,000,000 shall also be maintained by Contractor.

iii.          Commercial general liability insurance with a combined single limit for bodily injury (including illness and death at any time resulting therefrom) and property damage of such amount as Contractor customarily carries, without charge to its customers, for contracts of this type; however, not less than $2,000,000 of such coverage shall be maintained on a combined single limit basis. Such insurance shall provide contractual liability, products and completed operations, sudden and accidental pollution liability coverage for Contractor’s undertakings under the Contract Documents.

iv.          Automobile liability insurance in accordance with any local Laws, as applicable, on all owned, non-owned, leased, and/or hired vehicles used in connection with any Services, with a combined single limit of not less than $1,000,000 per occurrence for injuries or death of one or more persons or loss or damage to property.

v.           Such other types of insurance, and coverage amounts, as may be reasonably required by Company from time to time or required by applicable Law.

(b)          Each of the commercial general liability and automobile liability policies shall be endorsed to include the Company Indemnified Parties as additional insureds to the extent of the obligations assumed by Contractor under the Contract Documents and to apply on a primary basis as to other insurance available to the Company Indemnified Parties. All policies required to be maintained by Contractor shall include a waiver of subrogation provision in favor of the Company Indemnified Parties to the extent of the obligations assumed by Contractor under the Contract Documents; however, the waiver of subrogation on the worker’s compensation policy shall not be required if prohibited by the applicable regulatory authority. Upon request by Company, Contractor shall provide to Company a certificate(s) of insurance and/or copies of policies evidencing compliance with the provisions of this Section 9.1. Contractor will provide to Company 30 days prior notice of cancellation or material change of the referenced insurance. Contractor shall be liable for any retentions or deductibles under the required insurance coverages. Contractor shall use reasonable efforts to ensure that its Subcontractors are also insured in accordance with the provisions of this Section 9.1. Upon request, Contractor agrees to provide Company insurance certificates confirming that the coverages required of such Subcontractors are in full force and effect.

(c)          Upon Company’s request, Contractor shall provide Company a certificate(s) of insurance or copies of policies evidencing all professional liability insurance maintained by Contractor that is or would be applicable to the Services or, if Contractor self-insures with respect to all professional liability claims, shall cause an authorized officer to so certify such fact in writing to Company. During the duration of this Agreement, Company shall have the option to require Contractor to obtain, increase, or otherwise modify its professional liability insurance solely with respect to the Services, provided that Company reimburses Contractor the incremental cost of such new insurance or insurance modification.

(d)          Company and Contractor intend that Contractor’s obligations pursuant to this Section 9.1 be enforceable to the fullest extent permitted by applicable Law. If Contractor’s obligations are void or unenforceable in any respect by reason of any provision of applicable Law, then Contractor will be relieved of its obligations only in that respect and its obligations will survive in all other respects. No limitation on the enforceability of Contractor’s indemnification obligations pursuant to Section 6.2 will affect in any way Contractor’s obligation to procure and maintain insurance covering the obligations described in the Contract Documents. Company in no way represents or warrants that the minimum coverage limits specified in the Contract Documents are sufficient to protect Contractor from liabilities that may arise out of the performance of the Services by Contractor, its Subcontractors, or their respective employees, and it is Contractor’s responsibility to procure any such additional insurance that Contractor may determine to be necessary or advisable.

10.         RESOLUTION OF DISPUTES

10.1         Covered Disputes.

Except as otherwise provided herein, any dispute, controversy, claim, question, or disagreement (each, a “Dispute”) arising from or related to (i) the Contract Documents, (ii) a breach or default by either party under the Contract Documents, or (iii) either party’s rights or obligations under the Contract Documents, will be resolved in accordance with the procedures set forth in this Section 10.

10.2         Initiation of Procedures.

Either party wishing to initiate the dispute resolution procedures set forth in this Section 10 with respect to a Dispute not resolved in the ordinary course of business must give notice of the Dispute to the other party (the “Dispute Notice”). The Dispute Notice will include (i) a statement of that party’s position and a summary of the arguments supporting that position, and (ii) the name and title of the executive who will represent that party, and of any other person who will accompany the named executive, in the negotiations described under Section 10.3.

10.3         Negotiation Between Executives.

If one party has given a Dispute Notice under Section 10.2, the parties will attempt in good faith to resolve the Dispute within 45 days of such notice by negotiation between executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement or the matter in Dispute. Within 15 days after delivery of the Dispute Notice, the receiving party will submit to the other a written response (the “Response”). The Response will include a statement of that party’s position and a summary of arguments supporting that position, and the name and title of the executive who will represent that party, and of any other person who will accompany such executive during negotiation of the Dispute. Within 30 days after delivery of the Response, the executives of both parties will meet at a mutually agreeable time and place, and thereafter as often as they deem necessary, to attempt to resolve the Dispute. All discussions and exchanges of information between the executives in connection with the Dispute will be treated by both parties as confidential settlement discussions under Federal Rule of Evidence 408 or its state law equivalent.

10.4         Proceed With Services.

Notwithstanding the Dispute, Contractor will, if and to the extent required by Company, proceed with the Services pending resolution of the Dispute. Payment for any disputed portion of the Services will be withheld until the Dispute is resolved, but payment for any Services not in dispute, or for Services properly performed during resolution of the Dispute, will be made in accordance with the procedures set forth in the Contract Documents.

10.5         Mediation.

(a)          If the Dispute has not been successfully resolved by negotiation under Section 10.3 within 45 days of the Dispute Notice, and only in such event, either party may submit the Dispute to mediation pursuant to this Section 10.5 by giving the other party notice of its desire to proceed with the mediation (the “Mediation Notice”). The mediation will be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Mediation Rules then in effect, as modified by this Section 10.5. The parties will attempt to agree on the identity of the mediator, but if they cannot agree within 10 days after the Mediation Notice is given, either party may request that AAA select the mediator. However selected, the mediator will be independent of each party and disinterested in the Dispute, but knowledgeable concerning the general subject matter of the Dispute. The parties will evenly split any fees charged by the mediator or AAA, regardless of the outcome of the mediation. Each party will bear the fees and expenses of its attorneys, experts, and consultants in connection with the mediation.

(b)          The mediation will take place in Phoenix, Arizona within 30 days after the selection of the mediator (subject only to the availability of the selected mediator). Each party will prepare and distribute to the mediator, at least 3 days before the mediation, a written summary of its position. At the mediation, the parties will attempt in good faith and with the aid of the mediator to resolve the Dispute. The written summary, all compromise and settlement materials and all statements, whether oral or written, made by any Person at the mediation: (i) will be treated as confidential by both parties and the mediator; (ii) may be disclosed by a party only to legal counsel representing such party, and such party’s experts and consultants, in connection with the Dispute; and (iii) will not be admissible in any litigation pursuant to Section 10.6.

10.6         Litigation.

(a)          Disputes (i) in which either party seeks damages (exclusive of costs and fees) of $5,000,000 or more, (ii) that involve injunctive relief, or (iii) that involve indemnification rights or obligations or any other remedies implicating the rights or obligations of third parties, need not be submitted to mediation pursuant to Section 10.5, but may be submitted directly for resolution by litigation in a court of law with jurisdiction to hear it.

(b)          Any Dispute not resolved through negotiation or mediation shall be resolved by litigation in a court of law with jurisdiction to hear it in accordance with Section 11.4.

11.         MISCELLANEOUS

11.1         Binding Agreement; No Third-Party Beneficiaries; No Assignment.

The Contract Documents will be binding upon and enforceable only by the parties, their respective successors, and permitted assigns. Other than as specifically set forth in Section 6.2, the parties specifically acknowledge that the Contract Documents are not intended to create any rights in or for any third party (except that if Cyprus Tohono Corporation has not issued a Service Order or executed a Supplement, Cyprus Tohono Corporation is an intended third party beneficiary of the Contract Documents). Contractor may not assign or transfer any interest in or obligation under the Contract Documents without the prior written consent of Company.

11.2         Qualification and Independence of Contractor.

In performing and carrying out the Services, Contractor agrees, and will cause each of its Subcontractors to agree, that Contractor and its Subcontractors are independent contractors, and not agents or employees of Cyprus Tohono Corporation or Company. Company will have no direction or control as to the method or means of performance of the Services. Contractor has represented itself as an expert with respect to the performance and completion of the Services, and Company is relying upon the expertise of Contractor in performing, completing, and accomplishing the results intended by the Services, even though Company may inspect the Services or provide materials or services in connection with the Services including, but not limited to, specifications, drawings, or plans. Any such inspection by Company under the Contract Documents will not be construed as providing direction, control, or supervision of the Services or providing the methods or means of performing the Services.

11.3         Integration.

The Contract Documents constitute the entire agreement between the parties relating to the subject matter described in such Contract Documents, and there are no agreements or understandings between the parties, express or implied, except as may be explicitly set forth in the Contract Documents.

11.4         Governing Law; Jurisdiction and Venue; Service of Process.

The Contract Documents will be deemed to have been executed and delivered in Arizona, and the Laws of the State of Arizona will govern the enforcement and interpretation of the Contract Documents. Contractor agrees that, at Company’s election and subject to the provisions of Section 10, all actions and proceedings arising from or related to the Contract Documents or either party’s rights, obligations, or performance under the Contract Documents will be litigated in local, state, or federal courts located within the City of Phoenix, Arizona. Contractor consents and submits to the personal jurisdiction and venue of any local, state, or federal court located within the City of Phoenix, Arizona. To the extent any Dispute is subject to mediation pursuant to Section 10.5, or otherwise ordered by a court of competent jurisdiction, Contractor consents to mediation within the City of Phoenix, Arizona with the AAA. Within 10 days after executing this Agreement, Contractor will (i) designate a Person having or maintaining a place of business in Arizona as its duly authorized agent for the acceptance of service of legal process, and (ii) notify Company of such Person’s name and address for service of legal process. Contractor agrees that if it fails to comply with the requirements of the preceding sentence, service of process upon the Secretary of State of Arizona will constitute personal service of legal process upon Contractor.

11.5         Modification of Contract Documents.

Neither this Agreement nor any other Contract Document may be modified or amended except as provided in Section 2.

11.6         Headings and Captions.

Headings or captions in the Contract Documents are inserted for convenience of reference only and will not expand, limit, modify, or affect the text of any of the Contract Documents.

11.7         Invalidity; Unenforceability.

If any portion of the Contract Documents is declared to be invalid or unenforceable, such declaration will not affect the validity or enforceability of the remainder of the Contract Documents, which will be construed as nearly as possible as if such invalidity or unenforceability had not been declared. If the scope of any restriction or obligation is too broad to permit enforcement to its full extent, then such restriction or obligation will be enforced to the maximum extent permitted by applicable Law, and each party consents and agrees that the scope and reach of such restrictions and obligations may be judicially modified in any proceedings brought to enforce them.

11.8         Remedies Cumulative.

Except as otherwise provided herein, the duties and obligations imposed by the Contract Documents, and the rights and remedies available under the Contract Documents, are in addition to, and not a limitation of, any other duties and obligations imposed, and rights and remedies available, at law or in equity.

11.9         Waivers.

No waiver of any provision of the Contract Documents, waiver of any default under the Contract Documents, or failure to insist on strict performance under the Contract Documents will affect the right of Company or Contractor, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

11.10         Construction.

The parties acknowledge and agree that both parties have reviewed this Agreement and have had the opportunity to have their respective legal counsel review this Agreement. The parties therefore agree that no rule of construction to the effect that ambiguities are to be resolved against the drafting party will apply to the interpretation of this Agreement or to any other Contract Document.

11.11         Order of Priority.

For purposes of interpretation, if and to the extent that there is any conflict among the terms of any of the Contract Documents, the priority of the Contract Documents shall be as follows (unless the parties expressly agree in writing that an alternate priority shall govern with respect to all or part of the terms of the Contract Documents):

i.            the most recently issued Revised Service Order (if any);

ii.           the Service Order;

iii.          the Supplement (if any); and

iv.          this Agreement.

11.12         Notices.

Unless otherwise specifically provided in the Contract Documents, all notices provided for or required under the Contract Documents will be in writing and delivered personally, mailed, sent via express delivery service, or sent via electronic mail (a) if to Company, to the Contact Person at the address specified in the Service Order at issue, or (b) if to Contractor, to the Contractor Representative at the address specified in the Service Order at issue. Unless otherwise specifically provided in the Contract Documents, all notices will be deemed given when received. Either party may, from time to time and in accordance with the procedures set forth in this Section 11.12, specify a different address for receipt of notices.

11.13         Consents and Approvals.

Whenever the consent, approval, waiver, or agreement of Company is required, it will be deemed to mean the consent, approval, waiver, or agreement of the Contact Person. Contractor waives all claims based on any alleged consent, approval, waiver, or agreement not in accordance with this Section 11.13.

11.14         Ethics and Prohibited Corrupt Practices.

(a)          Company has a stated Principles of Business Conduct Policy which shall be followed by Company and all Persons contracting with Company (a copy of which may be obtained by following the link provided for such policy in Exhibit A to this Agreement). Contractor represents that it has read, understands, and will adhere to, and has required all its personnel and Subcontractors to read, understand, and adhere to, the principles contained in Company’s Principles of Business Conduct Policy. Company will only deal with Persons who uphold the highest standards of honesty, ethics, and professionalism in the conduct of their businesses. Company takes very seriously and will investigate any suggestion or evidence that any Person has engaged in corrupt or improper business practices, or has used coercion, improper inducements, offers of improper inducement, or violence to gain contractual advantage. These are practices that Company does not allow and Company will avoid any direct or indirect dealings with any Persons who conduct their businesses this way. Should Company discover that Contractor has engaged in such practices, it will be entitled to terminate this Agreement and/or any and all Service Orders and Supplements and may withhold compensation, subject to payment for Services that are not the subject matter of a violation of this Section 11.14 and that were performed in accordance with the Contract Documents prior to such termination, to avoid any reimbursement or rewarding of Contractor for such improper practices. These policies will be strictly enforced.

(b)          In particular, Company expressly prohibits Contractor and its Subcontractors from making, offering, or promising any illegal or otherwise improper payment or transferring anything of value to any Person of Concern, third party, or Company employee in order to provide the Services, obtain permits or governmental permissions, or receive or retain Company business under this Agreement. Company also requires that all documentation submitted to Company, including, without limitation, any documentation of expenses for which reimbursement is requested or any invoices for which payment is requested, be complete and accurate both as to the amounts involved and as to the nature of the expenses. Contractor agrees to cooperate with Company in supplying any documentation or justification Company may require in support of payment requests by Contractor. Company will not make payments to Contractor against invoices or payment requests that are inadequately documented.

(c)          Contractor certifies that in connection with this Agreement it has not directly or indirectly made, offered, or promised, and will not make, offer, or promise, any illegal or otherwise improper payment or transfer of anything of value to any Person of Concern, third-party, or Company employee, and that it will comply with all applicable Laws, including the Relevant Laws, in the performance of this Agreement.

(d)          Contractor certifies that neither it nor any of its principals or owners, nor any of its Subcontractors and their principals or owners, nor any other Person who will provide services under this Agreement, are listed on the Specially Designated Nationals, Specially Designated Terrorists, and/or Specially Designated Narcotic Traffickers lists maintained by the Office of Foreign Asset Controls, United States Department of Treasury. Contractor certifies that neither it nor any of its principals or owners, nor any of its Subcontractors and their principals or owners, nor any other Person who will provide services under this Agreement, nor any financial institution to or through which funds will be transferred in satisfaction of any portion of this Agreement, are the subject of any other United States sanctions programs, or of any blocking or denial order by the United States government.

(e)          Further, Contractor hereby acknowledges, agrees, and certifies that it has obtained, reviewed, and will comply with, and will ensure that each of its Subcontractors obtains, reviews, and complies with Company’s Anti-Corruption Policy (a copy of which may be obtained by following the link provided for such policy in Exhibit A to this Agreement).

(f)          Failure of any certification in this Section 11.14 to be true or the submission of false supporting documentation shall be grounds for termination for default of this Agreement and/or any and all Service Orders and Supplements, and any penalties or fines assessed Company for violations of this Section 11.14 caused by Contractor, its agents, or its Subcontractors may be either deducted from Contractor’s pay applications or invoiced to Contractor at such intervals as may be determined by Company, with each such invoice due and payable within 5 days of receipt by Contractor. Further, any amounts owed to Contractor that are frozen, held, or confiscated by, or at the direction of, any Governmental Authority due to a failure of one or more of the certifications set forth in this Section 11.14 to be untrue will not be paid to Contractor unless and until such amounts are released by, or approved for release by, such Governmental Authority.

11.15         Survival.

The terms and conditions of this Agreement which by their sense and context are intended to survive the expiration, cancellation, or termination of this Agreement, any Service Order, any Supplement, and/or Contractor’s performance of the Services, including, but not limited to, any provisions regarding waivers, compliance with laws, warranties, taxes, recruitment of personnel, indemnity, liabilities incurred upon or prior to termination, liability, limitations, confidentiality, remedies, audit rights, insurance, and ethics, shall survive and continue in effect.

ACKNOWLEDGED AND AGREED:

CYPRUS TOHONO CORPORATION		ENNSO CORP

By:	/s/ Lisa Taylor	By:	/s/ Darren R. Dierich
Print Name:	Lisa Taylors	Print Name:	Darren R. Dierich
Title:	Contract Administrator	Title:	CEO
Date:	7-28-14	Date:	7-28-14

EXHIBIT A

Company Policies

Company’s Safety and Security Policy:

http://www.fcx.com/company/pdf/health-safety/Contractor Safety_Manual -version4_1.pdf

http://www.fcx.com/sd/pdf/policies/safety%20health.pdf

Company’s Environmental Policy:

http://vvww.fcx.com/sd/pdf/policies/Envirn/EnvPol_jul07.pdf

Company’s Principles of Business Conduct Policy:

http://www.fcx.com/ir/corp%20gov/Principles_Business_Conduct-english.pdf

Company’s Anti-Corruption Policy:

http://www.fcx.com/company/pdf/health-

safety/Anti_Corruption_External_Policy_Final_English_011113.pdf

Company’s Community Policy:

http://www.fcx.com/sd/pdf/policies/2009/FCX%20CommunityPolicy_3Feb09.pdf

Company’s Human Rights Policy:

http://www.fcx.com/sd/pdf/policies/2009/HumanRightsPolicyBoard%20_3Feb09.pdf

EXHIBIT B

Form of Revised Service Order Request

Revised Service Order Request No:

Service Order No:

Supplement No (if applicable):

Agreement No:	Contract #1

Effective Date:

A.           Change in Services

Contractor requests the following changes in the Services or to the terms and conditions of the Service Order:

B.           Contractor’s Estimate

Contractor’s estimate, to the best of its ability and in good faith, of the total cost of the changes requested under this Revised Service Order Request is $____________.

C.           Adjustment in Price

The payment (in an amount not to exceed the estimate stated in Section B) by Company to Contractor on account of such requested changes will be adjusted as determined by and strictly limited to the Schedule of Charges.

D.           Completion Date

There is no change in the Service Period unless otherwise specified below:

[NAME OF COMPANY]	[NAME OF CONTRACTOR]

By:__________________________________________	By:_______________________________________

Print Name:____________________________________	Print Name:_________________________________

Title:_________________________________________	Title:______________________________________

Date:________________________________________	Date:______________________________________

EXHIBIT C

Form of Supplement

SUPPLEMENT NO. 001

SERVICES AGREEMENT NO. 37251400036-001

SUPPLEMENT FOR: 2014-2015 Dust Control Services Cyprus Tohono Corporation

THIS SUPPLEMENT is effective as of 8/1/2014 by and between:

Contractor:	Ensso Corpo

Address:	5610 W MARYLAND AVE SUITE R

Glendale, AZ 85301

and

Company:	Ensso Corp

Address:	333 North Central Avenue

Phoenix, Arizona 85004

TABLE OF CONTENTS

Section 1:     General Information

Section 2:     Commencement of Services; Contract Term

Section 3:     Form of Change Order

Section 4:     Schedule of Charges

Section 5:     Invoicing and Payment

Section 6:     Scope of Services

Company and Contractor hereby agree as follows:

SECTION 1: GENERAL INFORMATION

A.           Agreement: Definitions. This Supplement incorporates by reference all of the terms and provisions of that certain Services Agreement No. 37251400036-001 between Company and Contractor dated 8/1/2014, as amended or modified from time to time (the “Agreement”), a complete copy of which Contractor has received. Capitalized undefined terms used in this Supplement will have the meanings given such terms in the Agreement.

B.           Conflicts. In the event of any conflict between the terms of this Supplement and the terms of the Agreement, the terms of this Supplement will control.

C.           Safety. Contractor acknowledges that it has received and reviewed a copy of Company’s safety rules and regulations and security requirements, that it understands the obligations described therein and that it will comply with such rules, regulations and requirements.

D.           Authorization. Contractor represents and warrants that the execution and delivery of this Supplement by Contractor, and Contractor’s performance hereunder, have been duly authorized and will not result in a breach of or default under Contractor’s organizational documents or any agreement or document to which Contractor is a party or by which it is bound.

E.           Company Representative. The Company Representative is:

Jean Sandoval

Except as set forth in the Agreement, Company has delegated to the Company Representative the authority to act for Company in coordinating and managing the provision of the Services.

F.           Contractor Representative. The Contractor Representative is:

Troy Adelman

Contractor has delegated to the Contractor Representative the authority to act for Contractor in coordinating and managing the provision of the Services.

G.           Revised Service Orders — Revised Service orders will be approved by the Responsible Person.

SECTION 2: COMMENCEMENT OF SERVICES; CONTRACT TERM

1.          Contractor will commence the Services as follows: 8/1/2014

2.          The Contract Term is 8/31/2015

SECTION 3: FORM OF REVISED SERVICE ORDER REQUEST

Service Order No:________________

Supplement No: Supplement No

Agreement No: Contract #1

Effective Date:___________________

A.           Change in Services

The Services are changed as follows:

B.           Contractor’s Estimate

Contractor’s estimate, to the best of its ability and in good faith, of the total cost of the Services added or eliminated by this Change Order is $______________.

C.           Adjustment in Price

The payment (in an amount not to exceed the estimate stated above for increases in the Services) by Company to Contractor on account of such change in the Services will be adjusted as determined by and strictly limited to the Schedule of Charges included as Section 4 of the above referenced Supplement.

D.           Completion Date

There is no change in the completion date unless otherwise specified below:

COMPANY	CONTRACTOR

By:___________________________________________	By:_______________________________________

Print Name: DO NOT EXECUTE __________________	Print Name: DO NOT EXECUTE_________________

Title:__________________________________________	Title:______________________________________

Date:__________________________________________	Date:______________________________________

SECTION 4: SCHEDULE OF CHARGES

Company will pay Contractor, and Contractor will accept as full payment for the Services performed hereunder, an amount determined by and strictly limited to the Schedule of Charges set forth below. All prices and rates set forth in this Schedule of Charges will remain in effect for the entire Contract Term unless specifically stated otherwise.

The Contract Sum is $132,000

A Revised Service Order may establish a price different from that determined by the Schedule of Charges.

Application Fee - $22,000/application

State and Local Tax Issues (Exemption Information/Other):

Contractor to charge tax as applicable by state and local law.

SECTION 5: PAYMENT AND INVOICING

Payment and Invoicing.

(a)          Invoicing. Each invoice submitted by Contractor to Company will include all charges applicable to the Services performed pursuant to a particular Service Order in the stated billing period for such Services. Each invoice shall be based on the Schedule of Charges and shall contain any supporting documentation required by the Contract Documents, including time sheets (if applicable), or requested by Company. For all invoices received, the billing entity must match the name of Contractor. Contractor shall submit each invoice to fmi@metasource.com, conspicuously stating the Service Order number (or service receipt number as applicable) on the invoice. Upon submission as provided in the preceding sentence, the invoice will be routed to the Contact Person for review.

(b)          Frequency. The billing period applicable to a particular Scope of Work will be set forth in the applicable Service Order. When the billing period is weekly, Contractor will submit each invoice to Company on or before the Friday immediately following the week in which the applicable Service was completed. When the billing period is monthly, Contractor will submit each invoice to Company within ten days of the end of the calendar month in which the Service was completed. Upon completion of all Services (including, Service that is billed on a single, lump sum basis), Contractor will submit its final invoice within sixty (60) days of the end of the calendar month during which Service was completed. Any failure by Contractor to submit an invoice within sixty (60) days of the end of a particular calendar month during which Service was performed (or within sixty (60) days of the end of the calendar month during which Service was completed for Services billed on a single, lump sum basis) will relieve Company from paying any amount beyond that which Company may verify from its records as due and payable and such determination will be final.

(c)          Disputes. Company will notify Contractor if Company disputes any item in the invoice or determines that the invoice is not complete or accurate, and thereafter the parties will work together in good faith to resolve the issues and to adjust the invoice, if necessary.

(d)          Payment. All undisputed payments due Contractor hereunder shall be made to Contractor as indicated on the invoice or through electronic transmission if elected by Contractor. Payment terms are stated above. Company has adopted Bank of America PayMode as its preferred payment mechanism. In order to facilitate payments through the PayMode system, Contractor will register with PayMode at www.bankofamerica.com/paymode/freeportmcmoran free of charge regardless of its bank.

SECTION 6: SCOPE OF SERVICES

(a)          Contractor will perform the following Services:

Scope of Work

Enssolutions shall provide CTC with Tall Oil Pitch (T.O P.) and application services that will control dust on previously specified/treated roadways (817,000 sq ft.) on the CTC facility for a period of one (1) year. Enssolutions Tall Oil Pitch is natural, renewable, non-water soluble, non-flammable, and biodegradable and will not harm native vegetation or wildlife

Product Delivery — Enssolutions will deliver a total of 30,000 gallons of undiluted T.O P @ 40% solids throughout the project. This product will be split equally between six bi-monthly (every other month projects)

Enssolutions will treat the roadways once every other month in a single day shift (12 hours) or two 1/2 day shifts (6 hours). Enssolutions will mobilize necessary trucks and drivers to apply total delivered product (5,000 gallons)

Every four months, Enssolutions will mobilize an additional shift and two road brooms and crew to sweep all areas with aggregate on the surface.

ACKNOWLEDGED AND AGREED:

COMPANY		CONTRACTOR

By:	/s/ Lisa Taylor	By:	/s/ Darren R. Dierich

Print Name:	Lisa Taylor	Print Name:	Darren R. Dierich

Title:	Contract Administrator	Title:	CEO

Date:	7-28-14	Date:	7/28/14

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